Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Uli Hacksell, Ph.D., Chief Executive Officer

(858) 558-2871

ACADIA PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS FROM PHASE II

TRIAL OF ACP-103 FOR TREATMENT-INDUCED PSYCHOSIS

IN PATIENTS WITH PARKINSON’S DISEASE

Conference Call Scheduled for Today, March 23, 2006 at 5:00 p.m. Eastern Time

SAN DIEGO, CA March 23, 2006 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD) today reported results from its Phase II clinical trial of ACP-103 in patients with Parkinson’s disease suffering from treatment-induced psychosis. ACP-103 met the primary endpoint of the clinical trial, which was motoric tolerability as measured by the Unified Parkinson’s Disease Rating Scale (UPDRS), by demonstrating that it did not worsen motor function in patients with Parkinson’s disease. The trial also evaluated secondary endpoints of antipsychotic efficacy using three different rating scales, and ACP-103 demonstrated antipsychotic effects on two of these rating scales. ACP-103 was safe and well tolerated in patients with Parkinson’s disease. ACADIA also provided an update on its ongoing open-label extension study for ACP-103 in patients with Parkinson’s disease and reported that some patients have been treated with ACP-103 for over one year.

“The trial results are encouraging and suggest that ACP-103 may provide an important advance in the therapy for patients with Parkinson’s disease. The drug treatment of Parkinson’s disease produces a high incidence of hallucinations and paranoid delusions, which in turn are the most common causes for nursing home placement. Treatment for this is inadequate. ACP-103 appears to combine efficacy, tolerability and safety in a way that current treatment paradigms do not,” said Joseph H. Friedman, M.D., Principal Investigator and Clinical Professor at Brown

University. “Currently, the treatment options for these patients are limited. Whereas antipsychotics are used off-label, it is a challenge for physicians to find the balance between antipsychotic activity and tolerability. There is a large unmet medical need for new therapies that will effectively treat the psychosis and other dysfunctions that result from the use of dopamine replacement drugs without causing excess sedation, orthostatic hypotension or impairing motor function.”

The Phase II clinical trial was a multi-center, double-blind, placebo-controlled study designed to evaluate the motoric tolerability, antipsychotic efficacy, and safety of ACP-103 in patients with Parkinson’s disease suffering from treatment-induced psychosis. The trial enrolled 60 patients at multiple clinical sites in the United States. The study involved once-daily oral administration of either ACP-103 or placebo for a 28-day period to patients who also received their stable dopamine replacement therapy. The design of the study permitted escalation of the initial 20 mg dose of ACP-103 to 40 mg and then to 60 mg at two scheduled intervals during the study. Fewer patients on ACP-103 were escalated to higher doses as compared to placebo-treated patients, and the mean total dose of ACP-103 was significantly less than the mean total dose of placebo (p=0.05). This difference in dose escalation between the two groups as indicated by physicians’ answers to a trial questionnaire was mainly due to positive clinical responses in those patients who were not escalated rather than any dose limitation due to tolerability.

The primary endpoint of the clinical trial was met by the demonstration that there was no statistical difference between the ACP-103-treated group and the placebo-treated group in motoric function as measured by subsections Parts II and III of the UPDRS (p=0.22). The primary endpoint evaluated absolute change from baseline to study day 28 between the ACP-103 and placebo groups on the UPDRS for the intent-to-treat population. The study was designed with 95% statistical power to detect a clinically meaningful 5 point difference between ACP-103 and placebo as measured by Parts II and III of the UPDRS. This lack of statistical significance between ACP-103 and placebo-treated groups showed that ACP-103 did not worsen motor functions in patients with Parkinson’s disease suffering from treatment-induced psychosis.

The study also included secondary endpoints of antipsychotic efficacy using three different rating scales: Part I of the UPDRS, which measures mental impairments, including an item rating severity of psychosis; the Scale for the Assessment of Positive Symptoms (SAPS), which measures hallucinations and delusions; and the Clinical Global Impression – Severity of Illness scale (CGI-S), which reflects a general assessment of a patient’s overall severity of mental illness.

ACP-103 demonstrated statistically significant improvement compared to placebo on the UPDRS Part I (p<0.05) and this result was attributable to effects on hallucinations and delusions. ACP-103 also showed a statistical trend compared to placebo on total SAPS score (p<0.09) as measured by the absolute change from baseline. Post-hoc analyses showed a significant difference from placebo for ACP-103 using a relative percent change from baseline analysis for the SAPS (p=0.05). ACP-103 did not show a significant effect as compared to placebo on the CGI-S. However, more patients in the ACP-103- treated group (42%) showed a reduction in CGI-S score as compared to patients in the placebo-treated group (18%).

Secondary Endpoint Measures of Antipsychotic Efficacy

The following table shows the mean baseline scores and mean change scores from baseline to study day 28 for the ACP-103 and placebo-treated groups. The data are based on the per protocol population using the observed cases and exclude patients with major protocol deviations. Negative figures under mean change indicate improvements. The p-values reflect the difference between ACP-103 and placebo (n.s.=not significant).

	ACP-103 (n=24)		Placebo (n=28)
	Mean Baseline	Mean Change	Mean Baseline	Mean Change	p-value
UPDRS Part I	6.6	-1.5	6.3	-0.5	p<0.05
SAPS Total	16.7	-5.6	17.9	-1.2	p<0.09
CGI-S	4.3	-0.6	3.8	0	n.s.

The study also assessed other complications of Parkinson’s disease therapy using the UPDRS Part IV, which measures clinical fluctuations (i.e., on/off periods), dyskinesias, and other complications common to the dopaminergic treatments used in Parkinson’s therapy. ACP-103 showed a statistical trend for improvement versus placebo on the UPDRS Part IV (p<0.06), suggesting that it may be useful in treating a variety of dysfunctions in Parkinson’s disease.

ACP-103 was safe and well tolerated in patients with Parkinson’s disease suffering from treatment-induced psychosis. There were no treatment-related serious adverse events in the study as designated by the investigators. Most of the adverse events were mild to moderate in nature and the frequency of adverse events were generally similar across the ACP-103 and placebo-treated groups. The most common adverse events that were experienced by the ACP-103-treated group (24%) and the placebo-treated group (32%) were nervous system disorders such as somnolence, headache and dizziness. ACP-103 was safe across a wide variety of clinical measures assessed throughout the study, including ECG, vital signs, hematology, urinalysis and clinical chemistry.

Open-Label Extension Study of ACP-103

ACADIA is also conducting an ongoing open-label extension study involving the extended use of ACP-103 in patients with Parkinson’s disease who have completed the aforementioned Phase II trial and may, in the opinion of the treating physician, benefit from continued treatment with ACP-103. The extension study is designed to determine the safety of ACP-103 during long-term administration. A total of 39 patients enrolled in the open-label study, out of a total of approximately 45 patients who were eligible following the initiation of this study. Currently, 26 patients are participating in the extension study. Ten of these patients have been on ACP-103 for at least six months and three of these patients have continued treatment with ACP-103 for over one year. ACP-103 has been safe and well tolerated in these patients and there have been no treatment-related serious adverse events reported.

Conference Call and Webcast Information

ACADIA will host a conference call and webcast today, March 23, 2006, at 5:00 p.m. Eastern Time to discuss the results from the ACP-103 Phase II clinical trial. The conference call can be accessed by dialing 800-299-9630 for participants in the U.S. or Canada and 617-786-2904 for international callers (reference passcode 20101257). A telephone replay of the conference call may be accessed through April 6, 2006 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 34870055). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until April 6, 2006.

About ACP-103

ACP-103 is a proprietary, potent and selective 5-HT2A receptor inverse agonist, which acts to block the activity of this key serotonin receptor. ACADIA has demonstrated that ACP-103 is safe and well tolerated in preclinical studies and in Phase I and initial Phase II clinical trials. ACADIA is also developing ACP-103 as an adjunctive therapy for schizophrenia.

About Parkinson’s Disease

Parkinson’s disease is a chronic, progressive neurological disorder that results from the degeneration of neurons in a region of the brain that controls movement. It is marked by a number of debilitating symptoms, including tremors, limb stiffness, slowness of movements, and difficulties with posture and balance. According to the American Parkinson’s Disease Association, over 1.5 million people in the United States suffer from Parkinson’s disease. Patients with Parkinson’s disease are currently treated with dopamine replacement therapies and the use of these agents frequently results in a range of drug-induced side effects, including neuropsychiatric abnormalities such as psychotic symptoms as well as uncontrollable and excessive movements of the limbs referred to as dyskinesias.

There have been numerous attempts to use existing antipsychotic drugs to treat the neuropsychiatric abnormalities caused by the treatment of Parkinson’s disease. Because antipsychotic agents worsen the pre-existing brain dopamine deficit and often produce disabling side effects, these drugs are generally not well tolerated by patients with Parkinson’s disease. Currently, there is a large unmet medical need for therapies that will effectively control or eliminate the side effects that result from the use of dopamine replacement therapies, without impairing motor function in these patients.

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has four drug programs in clinical development as well as a portfolio of preclinical and discovery assets directed at large unmet medical needs, including schizophrenia, Parkinson’s disease, neuropathic pain, and glaucoma. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the potential for ACP-103 as a therapy for certain patients with Parkinson’s disease or its utility in treating certain dysfunctions. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization. In particular, results from Phase II clinical trials are not guarantees of results in any future trials or of ACADIA’s ability to obtain regulatory approval for ACP-103. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2005 filed with the United States Securities and Exchange Commission as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.